EXHIBIT 10.1
Amendment dated April 27, 2023 to the
Lifecore Biomedical, Inc. (f/k/a Landec Corporation)
Executive Change in Control Severance Plan

Effective April 27, 2023, Section 13.3 of the Plan was amended and restated in its entirety to read:
13.3    Termination and Amendment of Plan. The Administrator has the right to amend, suspend, or terminate the Plan at any time, subject to the terms of this Section 13.3. On or after a Change in Control, no amendment, modification, suspension, or termination that reduces the benefits to which a Participant is entitled under the Plan will apply to an employee who, at the time the amendment, suspension or termination is adopted, is then a Participant without his or her express written consent. Notwithstanding the foregoing, the Administrator may amend the Plan at any time to the extent necessary to comply with Section 409A, provided that, to the extent possible, such amendment does not reduce the benefits of an employee who is then a Participant.